Exhibit 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, effective as of September 2, 2008 (the “Effective Date”), by and between AboveNet, Inc. (the “Company”), a Delaware corporation having its principal offices at 360 Hamilton Avenue, White Plains, New York 10601 and John Jacquay, residing at 40118 North Candlewyck Lane, Anthem, AZ 85086 (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Employee has been employed by the Company pursuant to an employment agreement;

WHEREAS, the Company and the Employee now desire to provide for the continued employment of the Employee by the Company after the Effective Date on the terms and conditions hereinafter set forth herein and to replace and supersede the existing employment agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.             Employment; Term.

(a)           The Company hereby agrees to employ the Employee, and the Employee hereby agrees to serve, as Senior Vice President of Sales and Marketing during the Term (defined below).

(b)           The term (the “Term”) of the Employee’s employment hereunder will commence on the Effective Date and, unless sooner terminated as provided in Section 6 hereof, will terminate at the end of the day on November 16, 2011. The Term shall be automatically extended, unless sooner terminated as provided herein, for successive additional one-year periods, unless at least 120 days prior to the end of the Term, the Company or the Employee has notified the other that the Term will not be extended.

2.             Duties.

(a)           The Employee will have such powers and duties reasonably consistent with Employee’s position as Senior Vice President of Sales and Marketing and will perform such duties as assigned to him by the Chief Executive Officer, or alternatively at the discretion of the Chief Executive Officer the President of the Company, (the “Superior”).  The Employee agrees to perform his duties and exercise his authority pursuant to the direction and control of his Superior and will report to his Superior.  The Employee will perform his duties diligently, faithfully and to the best of his ability and in accordance with sound business practices. The Employee will be based in Phoenix, Arizona, but will be expected to travel extensively to meet with Company customers and employees.

(b)           The Employee will devote substantially all his business time and attention to his duties and responsibilities hereunder, subject to paid vacations and holidays as hereinafter set forth in Section 5 of this Agreement.

(c)           The Employee will comply with all Company policies including its Code of Conduct.

3.             Compensation.

(a)           Base Salary.  During the Term, for all the services rendered by the Employee in all capacities hereunder, the Employee will receive an annual base salary of $300,000 (the “Base Salary”) subject to required deductions and withholdings or as otherwise required by law, payable in accordance with the standard payroll practices of the Company then in effect which is currently twice a month.  Base Salary may be increased but not decreased during the Term.

(b)           Bonus Plan.  In addition to the Base Salary set forth in Section 3(a) hereof, the Employee will have an annualized bonus targeted at $250,000 based on performance against the Company’s EBITDA plan and other bonus targets set by the Compensation Committee of the Board of Directors (the “Bonus Plan”).

4.             Expenses.

The Company will reimburse the Employee for all reasonable out-of-pocket business expenses paid or incurred by him in connection with the performance of his duties and responsibilities hereunder, but payment will be made only against a signed, itemized list of such expenses, utilizing general forms for that purpose established by the Company and accompanied by proper documentation verifying such expenses.  Receipts will not be required for any expenses that are less than Twenty-Five Dollars ($25) in value.  The Company may audit the Employee’s expense reports at any time.

5.             Additional Benefits; Vacations; Facilities.

(a)           During the Term, the Employee will be entitled to participate in all group health and insurance programs and all other fringe benefit or retirement plans or other plans provided to employees of the Company in similarly-situated executive positions generally, subject to the Employee’s satisfying all of the eligibility requirements thereof.  Nothing herein will be deemed to require the Company to establish or maintain any employee benefit plan whatsoever, and the Company has the right, in its sole and absolute discretion, to alter, amend, modify, discontinue or terminate any and all employee benefit plans at any time.

(b)           During the Term, the Employee will be entitled to the generally same paid holidays as are provided to employees in similarly-situated executive positions generally and will be entitled to paid time off (including vacation days and sick days) per calendar year of 25 days or such greater amount provided by the then existing Company policy, consistent with his duties and responsibilities hereunder and the Company’s vacation policy.  Paid time off which remains unused at the end of a calendar year will be subject to the then existing policy regarding carryover of, or payments for, such unused time.

(c)           If the Employee qualifies for term life insurance at non-smoker’s rates, the Company will provide the Employee during the Term, at no cost (other than potential income tax) to the Employee, with a life insurance policy providing for a death benefit of no less than $1,000,000.  If the Employee fails to qualify for term life insurance at non-smoker’s rates, the Company will make its best efforts to provide the Employee, at no cost (other than potential income tax) to the Employee, with the maximum amount of term life insurance it can obtain for the premiums the Company would have paid on a policy providing a death benefit of $1,000,000 at non-smoker’s rates if the Employee were qualified for such insurance.

6.             Termination of Employment.

This Agreement may be terminated prior to the end of the Term in accordance with the following provisions:

(a)           Death.  In the event of the Employee’s death prior to the end of the Term, this Agreement will automatically terminate.  In such event, the Employee’s beneficiary or beneficiaries will be entitled to:  (i) all accrued but unpaid Base Salary; (ii) all earned but unpaid annual bonuses under the Bonus Plan for years prior to the year of the termination of employment; (iii) a pro rated annual bonus under the Bonus Plan for the year of the termination of employment (at the rate he would be entitled to receive under the Bonus Plan if 100% of the annual target were satisfied); and (iv) all accrued paid time off (collectively, the “Accrued Benefits”).

(b)           Disability.  If the Employee suffers a Disability (as hereinafter defined) prior to the end of the Term, this Agreement may be terminated at the option of the Company by notice from the Company to the Employee given at any time after the Employee has suffered a Disability.  The term “Disability” shall have the meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.  In such event, such termination will be effective as of the date on which the Company gives notice to the Employee that it is terminating his employment hereunder pursuant to this Section 6(b). In such event, the Employee will be entitled to the Accrued Benefits.

(c)           For Cause or Not For Good Reason.

(i)            This Agreement may be terminated prior to the end of the Term at the option of the Company for Cause (as hereinafter defined) or by the Employee not for Good Reason (as defined in subsection (d) below), effective as of the date on which the Company gives notice to the Employee that it is terminating his employment pursuant to this Section 6(c) or the date on which the Employee gives notice to the Company that he is terminating his employment pursuant to this Section 6(c).

(ii)           The term for “Cause” means any of the following events:

(A)          fraud, misappropriation or embezzlement of funds or property by the Employee involving the Company or an Affiliated Company (as hereinafter defined);

(B)           the conviction of the Employee in any jurisdiction for any crime which constitutes a felony, or which constitutes a misdemeanor that involves fraud, moral turpitude or material loss to the Company or an Affiliated Company, or their respective businesses or reputations;

(C)           the Employee’s material misconduct in, or material neglect of, the performance of his material duties and responsibilities hereunder, or the Employee’s violation of any reasonable specific directions of the Superior which directions are consistent with the provisions of this Agreement; or

(D)          the Employee’s material breach of this Agreement, including but not limited to the provisions set forth in Sections 7 (Confidential Information), 8 (Restricted Covenants), 9 (Bribery, Extortion or Kickbacks) and 10 (Intellectual Property) hereof.

(iii)          In the event of the termination of the Employee’s employment hereunder for “Cause” or by the Employee not for “Good Reason”, such termination will be effective as of the date of notice of such termination and the Company will have no further obligations whatsoever hereunder to compensate the Employee pursuant to the terms of this Agreement other than with respect to the accrued but unpaid Base Salary, accrued paid time off, and any accrued benefits under the Company’s benefit plans through the date of termination.

(iv)          The term “Affiliated Companies” means all entities that directly or indirectly control, or are controlled by, the Company, all entities that are under direct or indirect common control with the Company, and all entities in which the Company has a significant joint venture or other similar interest.  (Any entity which is a member of the Affiliated Companies is referred to herein as an “Affiliated Company”.)  “Control” and “controlled” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a corporation, partnership or other entity, whether through ownership of voting securities, by contract or otherwise.

(d)           For Good Reason or Without Cause.

(i)            This Agreement may be terminated prior to the end of the Term by the Employee for Good Reason (as hereinafter defined) or at the option of the Company without Cause, effective as of the date on which the Employee gives notice to the Company that he is terminating his employment pursuant to this Section 6(d) or as of the date on which the Company gives notice to the Employee that it is terminating his employment pursuant to this Section 6(d).

(ii)           The term “Good Reason” means either of the following two events:

(a)           the Company’s material breach of any provision of the Agreement which breach continues uncured for thirty-five (35) days after written notice thereof is given to the Company by the Employee, or

(b)           a material relocation of the Employee’s principal place of employment on the Effective Date of this Agreement, provided that the Company chooses not to rescind such relocation within thirty-five (35) days after written notice requesting that it be rescinded is given to the Company by the Employee.

In both cases (a) and (b), the notice of alleged breach or relocation must be provided to the Company within ninety (90) days of the initial existence of such condition and the Employee shall only have the right to terminate the Agreement for Good Reason within six (6) months of the initial existence of such condition and only if such condition is not cured or rescinded, as the case may be, prior to such termination.

(iii)          Upon termination of the Employee’s employment with the Company by the Company without Cause or by the Employee for Good Reason, the Employee will be entitled to receive from the Company (A) the Accrued Benefits, (B) the payment of twelve months Base Salary, and (C) the continuation of health and welfare benefits for twelve months (subject to the Company’s provider continuing to provide such benefits at similar rates and such continuing health and welfare benefits being terminated in the event coverage is provided to the Employee by a subsequent Employer).

(e)           Release.  A condition precedent to the Company’s obligations under Section 6(d) will be the Employee’s execution and delivery of the release of all claims (other than claims under Section 6(d) of this Agreement and for directors’ and officers’ indemnification) he may have against the Company, its affiliates and their directors, officers, employees, agents and shareholders which relate to his employment with the Company and termination of such employment (the “Release”). Such release must be executed by the Employee within 45 days after receipt of the release from the Company.

(f)            Payment Date.   The Employee will receive all required payments under Sections 6(a) through 6(c) no later than 30 days following the Employee’s termination of employment, provided however, that the Employee will receive the Accrued Benefits and the twelve months’ Base Salary no later then ten (10) business days following the execution and delivery of the Release by the Employee.

(g)           No Mitigation; No Set-Off.  In the event of the termination of Employee’s employment by the Company without Cause or by the Employee for Good Reason, the Employee shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided to him by any subsequent employment he may obtain.  Notwithstanding the preceding, if the Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason, the obligation of the Company to continue to provide the Employee with heath insurance under Section 6(d) (iii) (C) shall cease upon coverage by a subsequent employer.

(h)           Excise Tax. In the event that any payment or benefit made or provided to or for the benefit of the Employee in connection with this Agreement or his employment with the Company or the termination thereof (a “Change of Control

Payment”) is determined to be subject to any excise tax (“Excise Tax”) imposed by Section 4999 of the United States Internal Revenue Code of 1986, as amended, (or any successor to such section), if it is determined that, on an after—Excise Tax basis, the Employee’s economic benefit would be increased if the Company reduced the Change of Control Payments to be provided to the Employee to the extent necessary to avoid the imposition of the Excise Tax, the Company will reduce such Change in Control Payments to the Employee. The determination regarding the Excise Tax will be made by an expert on the issues related to the Excise Tax selected by the Company and approved by the Employee. The same expert will be used for the determination of any other Excise Taxes due relating to a Change of Control for any other employee.

7.             Confidential Information.  The Employee covenants and agrees that:

(a)           During the Term and thereafter, he will keep secret and retain in the strictest confidence all information about business and financial matters (including, without limitation, information relating to costs, profits, budgets and plans for future development, strategy, methods of operation and marketing concepts) of the Company and the Affiliated Companies, their respective employment policies and plans, and any other trade secrets and proprietary information relating to the Company, the Affiliated Companies or their respective operations, business and financial affairs, other than information which is otherwise generally available to the public other than as a result of a disclosure by the Employee (collectively, the “Confidential Information”), and, for such time as the Company or any Affiliated Company is operating, not disclose any Confidential Information to anyone outside of the Company or an Affiliated Company, either during or after the term of his employment by the Company or an Affiliated Company, except:  (i) in the course of performing his duties hereunder; (ii) with the Company’s express prior written consent; or (iii) as required by law.

(b)           The Employee will surrender to the Company immediately after the termination of his employment hereunder, or at any time the Company may so request, all memoranda, notes, records, reports, lists and other documents in whatever form or medium containing, describing or relating to Confidential Information, together with all copies thereof, obtained by him or entrusted to him during the course of his employment by the Company or an Affiliated Company or otherwise in his possession at the time of such termination or request.

8.             Restrictive Covenants.

(a)           Employee covenants and agrees that:

(i)            except with respect to a Permitted Investment (as such term is defined below), while employed by the Company and, if the Employee’s employment with the Company is terminated for any reason during the Term, for six (6) months after the termination of his employment with the Company, he will not compete, directly or indirectly, with the Company or any Affiliated Company, by participating in the direct or indirect ownership, management, operation or control, whether as an officer, director, partner, employee, advisor, stockholder, investor, consultant, agent, independent contractor, lender or otherwise, of any corporation, partnership or other entity which owns, acquires or seeks to acquire or obtain any franchise, lease or license, relating to, or is otherwise engaged in, the acquisition of or planning, design, construction and deployment of fiber optic telecommunications services or the provision of high performance internet connectivity solutions for electronic commerce and other business critical internet operations or similar business purpose (collectively “Telecommunications Services”).  As used in this Section 8(a), “Permitted Investment” means the ownership by the Employee (as the result of open market purchase(s)) of one (1%) percent or less of any class of capital stock of a corporation which is regularly traded on a national securities exchange or over the counter on the NASDAQ system.

(ii)           for twelve months following termination of his employment with the Company for any reason whatsoever;

(A)          he will not solicit, in competition with the Company or any Affiliated Company, any person who is a customer of the Company or any Affiliated Company; and

(B)           he will not employ or induce or attempt to persuade any employee of the Company or any Affiliated Company to terminate his employment relationship in order to enter into competitive employment, or in any way cause, influence or participate in the employment of any such individual by anyone else in any business that is competitive with any business then engaged in by the Company or any Affiliated Company.

(b)           If any of the restrictions contained or referenced in this Section 8 is for any reason held by court to be excessively broad as to duration, activity, geographical scope, or subject, then such restriction shall be construed or judicially modified so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law; provided, however, that such court’s determination will not affect the enforceability of Section 8 hereof in any other jurisdiction.

(c)           If Employee breaches, or threatens to commit a breach of, any of the provisions of this Section 8 (collectively, the “Restrictive Covenants”), the Company will have the following rights and remedies, each of which rights and remedies will be independent of the other and severally enforceable, and all of which rights and remedies will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i)            Specific Performance.  The right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy.

(ii)           Accounting.  The right and remedy to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Employee as the result of any transactions constituting a breach of any of the Restrictive Covenants.

9.             Bribery, Extortion and Kickbacks.

Employee will not at any time make or promise to make or accept any payments or transfers of value which has the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining or conducting business for the Company.  Employee will not at any time agree that he will, in connection with his employment or in connection with any other business transactions involving the Company, make or promise to make any payment or transfer anything of value, directly or indirectly: (i) to any governmental official or employee (including employees of government corporations); (ii) to any political party, official of a political party or candidate (or to an intermediary for payment to any of the foregoing); (iii) to any officer, director, employee, or representative of any actual or potential customer of the Company; or (iv) to any other person or entity.  The foregoing will not prohibit normal and customary business entertainment or the giving of business mementos of nominal value.

10.           Ownership of Intellectual Property.

(a)           All Inventions (as hereinafter defined), or patents, trademarks, copyrights, trade secrets or any other rights relating to any of the foregoing, which have or may have a material importance to the business of the Company and which are conceived or made by Employee in connection with his employment with the Company, either alone or with others, are the sole and exclusive property of the Company whether or not they are conceived or made during work time for the Company, except to the extent generally known by persons generally knowledgeable in the fiber optics telecommunications field.

(b)           Employee will immediately disclose to the Company any and all Inventions (whether or not patentable) made or conceived by the Employee during the Term, either alone or in conjunction with others, whether or not made or conceived at the request or upon the suggestion of the Company, whether or not resulting from any work done in the course of employment, whether or not reduced to practice during the term of employment, and whether or not made or conceived during or outside of the usual hours of employment or upon or not upon any premises of the Company.

(c)           Employee assigns and will hereafter assign to the Company all present or future right, title and interest in and to all Inventions referred to above.  Employee will not disclose any such Inventions to any third party without the written consent of the Company.

(d)           At any time and from time to time during and after the Term, on the request of the Company, without further consideration Employee will:  (i) execute specific documents of assignment in favor of the Company, or its nominee, of any of the Inventions covered hereunder, (ii) execute all papers and perform all acts the Company considers necessary or advisable for the preparation, application procurement, maintenance, enforcement and defense of patent applications and patents of the United States or other jurisdictions of such Inventions, if applicable, for the perfection or enforcement of any trademarks, copyrights or trade secrets relating to such Invention, and for the transfer of any interest the Employee may have in such Inventions, and (iii) execute any and all papers and comments which the Company considers to necessary to vest sole right, title and interest in the Company or its nominee in and to the above Inventions, patent applications, patents, or any trademarks or copyright or applications therefore relating thereto.  Notwithstanding the foregoing, after termination of employment, Employee will be entitled to reasonable compensation for more than incidental time and effort required to be expended by Employee to fulfill his responsibilities under clause (ii).  Employee will execute all documents (including those referred to above) and do all other acts which the Company considers to be necessary to assist in the preservation of all the Company’s interests in such Inventions.

(e)           Upon execution of this Agreement, Employee will provide to the Company, if Employee has not already done so, a complete written list of all Inventions which have been made or conceived before his employment with the Company commenced or first reduced to practice by Employee alone or in conjunction with others prior to employment with the Company.

(f)            For purposes of this Section 10, “Invention” means:  (i) any and all machines, apparatuses, compositions of matter, methods, know-how, processes, computer programs, designs, configurations, uses thereof, or writings (in any form or any media) of any kind, discovered, conceived, developed, made or produced, or any improvement to the same, and will not be limited to the definition of any invention contained in the United States Patent law; (ii) all matters subject to copyright protection under United States law; (iii) all matters subject to trademark protection under the laws of the United States or those of any state of the United States or under common law of any jurisdiction within the United States; and (iv) all matters subject to protection as trade secrets under the laws or common law of any state of the United States or of the United States.

(g)           For purposes of this Section 10, the term “Work Product” refers to all work product and work-in-progress generated, created, or developed by Employee in the course of employment, regardless of the form or medium in which such Work Product is embodied, including without limitation electronic form and new media.  All Work Product will be deemed work made for hire as defined by the Copyright Act of 1976.  As such, all right, title and interest in and to all Work Product will vest in and remain with the Company from its inception, and Employee will execute all documents and all acts which the Company considers necessary to assist in the preservation of the Company’s interest in such Work Product.

(h)           If a court of competent jurisdiction determines that the Work Product does not constitute work made for hire, Employee agrees that this Agreement constitutes a written continuing assignment by the Employee to the Company of all right, title and interest in and to the Work Product.

11.           Enforcement.

It is agreed by the Employee that any breach or threatened breach by the Employee of any provision of Sections 7, 8, 9 or 10 hereof cannot be remedied solely by damages.  In the event of a breach or threatened breach by the Employee of any of the provisions of Sections 7, 8, 9 or 10 hereof, the Company or any Affiliated Company will be entitled to injunctive relief restraining the Employee and any business, firm, partnership, individual, corporation or other entity participating in such breach or threatened breach.  Nothing contained herein will be construed to prohibit the Company or any Affiliated Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including, without limitation, the recovery of damages.

12.           Representations and Warranties.

(a)           The Employee represents and warrants to the Company that:

(i)            The Employee has full power and authority to enter into this Agreement, and this Agreement has been duly and validly executed and delivered by the Employee and constitutes the legal, valid and binding obligation of the Employee, enforceable against the Employee in accordance with its terms;

(ii)           The execution and delivery of this Agreement by the Employee and his performance hereunder will not violate any provision of law and will not conflict with or result in a breach of any judgment, decree, order, writ, injunction, regulation, ordinance or other similar document or instrument of any court or governmental authority, and will not (with or without the giving of notice or lapse of time, or both) violate or breach any term or condition of, or constitute a default under, any agreement, document or instrument to which the Employee is a party or by which he is bound; and

(iii)          The execution and delivery of this Agreement by the Employee and his performance hereunder do not require the consent or approval of any other person or entity.

(b)           The Company represents and warrants to the Employee that it has full power and authority to execute and deliver this Agreement and perform its obligations hereunder and this Agreement has been duly executed and delivered, will be valid and binding as of the Effective Date and enforceable in accordance with its terms.

13.           Notices.

All notices and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand, registered or certified mail (first class postage and fees prepaid, return receipt requested), facsimile or overnight courier guaranteeing next-day delivery, as follows:

(a)           If to the Company, one copy to:

AboveNet Inc.

360 Hamilton Avenue

White Plains, New York 10601

Attention:  Chief Executive Officer

Fax No.:  (914) 421-7550

(b)           If to the Employee, one copy to:

40118 North Candlewyck Lane

Anthem, AZ 85086

and/or to such other address as the Company may have on file for the Employee.

14.           Prior Agreement; Entire Agreement.

The Employee and the Company hereby acknowledge and agree that the terms and provisions of this Agreement shall replace and supersede the Employment Agreement between the employee and the Company dated as of June 1, 2004 as amended.

15.           Amendment.

This Agreement may not be amended, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party or parties against whom any amendment, change, modification or discharge is sought to be enforced.

16.           Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute a waiver of any such breach or of any other covenant, duty, agreement or condition of this Agreement, any such waiver being made only by a written instrument executed and delivered by the waiving party.  Such written waiver by the Company must be approved by the CEO or the Board.

17.           Assignability.

This Agreement will not be assignable by the Employee and any purported assignment hereof by the Employee will be null and void.  This Agreement will be binding upon, and inure to the benefit of, the Employee and his heirs, executors, administrators and legal representatives, and the Company and its successors and assigns.

18.           Severability.

If any of the covenants contained in this Agreement, including, without limitation, those contained in Sections 7, 8 or 10 hereof, are hereafter construed to be invalid or unenforceable in any jurisdiction, the same will not affect the remainder of the covenant or covenants or their enforceability in any other jurisdiction, which will be given full force and effect, without regard to the invalid portions or the enforceability in such other jurisdiction.

19.           Governing Law.

This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of New York without reference to conflict of laws principles.

20.           Indemnification and Liability Insurance.

The Company agrees to indemnify the Employee and hold him harmless, both during the Term and thereafter, to the fullest extent permitted by law and under the articles, by-laws, or other agreements of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys fees), losses, and damages resulting from the Employee’s good faith performance of his duties as an officer or director of the Company, on or after the Effective Date.

21.           Consent to Jurisdiction and Service of Process.

The parties hereto irrevocably (a) submit to the exclusive jurisdiction of the courts of the State of New York or the courts of the United States located in the State of New York, for the purpose of any suit, action or other proceeding arising out of this Agreement, and (b) waive to the extent not prohibited by law, and agree not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that they are not subject to the personal jurisdiction of the above-named courts, that their property is exempt or immune from attachment or execution, that any such suit, action or proceeding brought in one of the above-named courts is brought in an inconvenient forum, that the venue of any such suit, action or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) waive the right to a trial by jury in any such suit, action or proceeding.

The Employee hereby consents to service of process in any such suit, action or proceeding in any manner permitted by civil practice laws and rules of the State of New York, and agrees that service of process by registered or certified mail, return receipt requested, at his address specified in or pursuant to Section 13 hereof is reasonably calculated to give actual notice.

22.           Costs.

Each party to this Agreement will pay his costs (including legal fees) in connection with enforcement of this Agreement. However, if the Employee prevails on such issues, the Company will reimburse the Employee for all reasonable costs, including legal fees that the Employee incurs.  Notwithstanding the preceding, the Employee will not be reimbursed if the Employee challenges the validity of Section 8, regardless of whether the Employee is successful in such challenge.

23.           Headings.

The headings contained in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or in any way affect this Agreement.

24.           Construction.

(a)           For purposes of this Agreement, whenever the context requires; the singular number will include the plural, and vice versa; and the masculine gender will include the feminine and neuter genders.

(b)           As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

25.           Counterparts.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

26.           Survivor.

Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the Term, termination of Employee’s employment, or otherwise, for such period as may be appropriate under the circumstances.  Such provisions include, without limitation, Section 7, 8, 10 and 11 of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ABOVENET, INC.

By:	/s/ William G. LaPerch

	Name:	William G. LaPerch

	Title:	Chief Executive Officer

/s/ John Jacquay
John Jacquay